Exhibit 99.1

NATUS MEDICAL INCORPORATED
JONATHAN A KENNEDY EMPLOYMENT AGREEMENT
This Employment Agreement (the “Employment Agreement”) is entered into as of August 24, 2018, (“Effective Date”) by and between Natus Medical Incorporated (“Natus” or the “Company”), and Jonathan A. Kennedy (“Executive”). The parties acknowledge and agree that upon execution of this Employment Agreement, that certain Employment Agreement by and between the Company and Executive dated as of April 8, 2013 will be terminated.
1. Duties and Scope of Employment.
(a) Positions and Duties. As of the Effective Date, Executive shall be an employee of the Company, and serve as President and Chief Executive Officer of the Company. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as shall reasonably be assigned to him by the Company’s Board of Directors (“Board”). The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”
(b) Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity without the prior approval of the Board.
2. At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.
3. Compensation.
(a) Base Salary. During the Employment Term, the Company will pay Executive an annual salary (the “Base Salary”) of $650,000 as compensation for his services. The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding. The Base Salary will be subject to review and adjustments by the Compensation Committee of the Board (“Compensation Committee”) based upon the Company’s normal performance review practices.
(b) Performance Bonus. Executive shall be eligible to receive an annual bonus upon achievement of performance objectives to be determined by the Compensation Committee. For 2018, Executive’s target performance bonus under the Cash Incentive Plan previously approved by the Compensation Committee shall be 100% of Executive’s Base Salary.
(c) Equity Awards. Upon or promptly following the Effective Date, Executive shall be granted (i) stock options to purchase shares 74,124 shares of Common Stock of the Company, pursuant to and governed by the terms of the Natus 2011 Stock Awards Plan, with an exercise price per share of $35.25 and vesting over a four year period as provided in the form of Stock Option Agreement entered into between the Company and Executive, and (ii) performance based restricted stock units (“PSUs”) for an aggregate target of 22,695 shares of Common Stock, with such PSUs having the terms set forth on Appendix A hereto and as otherwise provided in the form of PSU Agreement entered into between the Company and Executive. Executive shall be eligible to receive future equity awards as determined by the Compensation Committee.
4. Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.
5. Paid Time Off (“PTO”). Executive is entitled to receive PTO pursuant to Natus’ standard benefit policy currently and hereafter maintained by the Company for its executives, and as may be cancelled or changed from time to time.
6. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.
7. Severance.
(a) Involuntary Termination. If Executive’s employment with the Company terminates other than for “Cause” (as defined herein), death or disability, and subject to Section 11, Executive shall be entitled to (i) a lump sum payment due and payable within thirty (30) days after the date of Executive’s “separation from service” (as defined in regulations promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”)) and equal to two times his Base Salary as then in effect; (ii) the immediate vesting and exercisability (if applicable) of 100% of the shares subject to all of Executive’s stock awards (other than PSUs) to acquire Company Common Stock outstanding on the date of such termination (the “Stock Awards”); (iii) prorated vesting of the PSUs based on (A) the closing price of the Company’s Common Stock as of the termination date, relative to the performance of the PSU peer group as of the termination date and (B) the period of time that had elapsed as of the termination date relative to the term of the PSUs; and (iv) continued provision by the Company of the level of group health coverage provided by the Company to Executive at the time of such termination, including payment by the Company of the necessary premiums for coverage of Executive and Executive’s eligible dependents with group health continuation coverage under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) and then, if applicable, individual health coverage under the individual policy required to be offered Executive for coverage of Executive and Executive’s eligible dependents at the end of the COBRA coverage period through the lesser of (x) eighteen (18) months from the effective date of such termination, or (y) the date upon which Executive and each of Executive’s eligible dependents become covered under similar plans; provided, however, that Executive timely elects such COBRA coverage.
(b) Voluntary Termination; Termination for Cause. If Executive’s employment with the Company terminates voluntarily by Executive (other than as described in subsection (c) below) or for Cause by the Company or due to Executive’s death or disability, then (i) all vesting of Stock Awards will immediately cease, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will only be eligible for severance benefits, if any, in accordance with the Company’s established policies as then in effect.
(c) Change of Control Benefits. If within twelve (12) months following a “Change of Control” (as defined below) (i) Executive terminates Executive’s employment with the Company for Good Reason after providing the Company with written notice within the ninety (90) days after the occurrence of an event constituting Good Reason and an opportunity for the Company to cure such occurrence of not less than thirty (30) days, or (ii) the Company or the successor corporation terminates Executive’s employment with the Company for other than Cause, death or disability, then Executive shall be entitled to receive the benefits provided for in subsection (a) above, except that (A) the amount of the cash payments provided for in (a)(i) above shall be replaced by a cash payment equal to two times the sum of (x) the greater of Executive’s Base Salary as in effect immediately prior to the date of the Company’s entering into an agreement providing for such Change of Control (or, if no such agreement is entered into, immediately prior to the Change of Control), or Executive’s Base Salary as in effect at the time of Executive’s termination after the date of the Change of Control, and (y) the greater of Executive’s target bonus as most recently established by the Board or Compensation Committee prior to the date of the Company’s entering into an agreement providing for such Change of Control (or, if no such agreement is entered into, prior to the date of the Change of Control), or Executive’s target bonus as in effect at the time of Executive’s termination after the date of the Change of Control; (B) the PSUs shall vest and be paid out at 100% of target (but shall not otherwise be subject to any prorated vesting as described in subsection (a)(iii); and (C) the reference in subsection (a)(iv)(x) to “twelve (12) months” shall for this purpose be “twenty-four (24) months”. Executive shall only be permitted to receive the benefits provided for in subsection (a) once and shall not be permitted to claim such benefits under both subsection (a) and (c) such that Executive would receive the benefits pursuant to subsection (a) twice.
8. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 8, would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive’s severance benefits under Section 4(a)(i) shall be either: (A) delivered in full, or (B) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 8 shall be made in writing by the Company’s independent public accountants immediately prior to Change of Control (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8.
9. Definitions.
(a) Cause. For purposes of this Agreement, “Cause” shall mean (i) commission of any act of dishonesty, fraud, misrepresentation or other act of moral turpitude by Executive, (ii) Executive’s conviction of a felony, (iii) a willful act by Executive which constitutes disloyalty or gross misconduct injurious to the Company, (iv) misrepresentation or concealment by Executive of any fact for the purpose of securing or maintaining this Agreement, or (v) continued violations by Executive of Executive’s employment duties which are willful on Executive’s part after Executive has been given written demand for performance from the Board which specifically sets forth the factual basis for the Board’s belief that Executive has not substantially performed Executive’s duties.
(b) Change of Control. For purposes of this Agreement, “Change of Control” of the Company is defined as:
(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or
(ii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than forty percent (40%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or
(iii) the stockholders of the Company approve a plan of complete liquidation of the Company;

(iv) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets; or

(v) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination.
(c) Good Reason. For purposes of this Agreement, “Good Reason” shall mean without the Executive’s express written consent shall mean (i) the material reduction of the Executive’s duties or responsibilities relative to Executive’s duties or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction in duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer remains as such following a Change of Control and is not made the Chief Financial Officer of the acquiring corporation) shall not constitute “Good Reason;” (ii) a material reduction by the Company in Executive’s Base Salary as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of employee benefits to which Executive is entitled immediately prior to such reduction with the result that Executive’s overall benefits package is significantly reduced[, other than changes to benefits that apply generally to Company employees]; (iv) the relocation of Executive’s ongoing worksite to a facility or a location that increases Executive’s commute distance by more than 35 miles from Executive’s then ongoing worksite, without Executive’s express written consent; or (v) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 12; provided, that, notwithstanding anything else contained herein, in the event of the occurrence of a Good Reason condition listed above, the Executive must provide notice to the Company within ninety (90) days of the initial occurrence of such Good Reason condition and allow the Company thirty (30) day in which to cure such condition, and if the Company fails to cure the condition within the cure period provided, Executive must terminate employment with the Company within ninety (90) days of the end of the cure period in order to claim a Good Reason termination.
10. Confidential Information; Representation. Executive agrees to enter into the Company’s standard Confidential Information and Invention Assignment Agreement (the “Confidential Information Agreement”) upon commencing employment hereunder. Executive represents and warrants that all personal background information provided by him, or to be provided during the term of his employment, in response to background questions asked by the Company pertaining to Executive’s employment, is true and accurate, and does not and will not contain any material omissions, nor shall it omit any material information. Executive further represents and warrants that he has not committed any act as described in section 9(a)(i), (ii) or (iv) hereof.
11. Conditional Nature of Severance Payments.
(a) Non-Solicitation. Until the date eighteen (18) months after the termination of Executive’s employment with the Company for any reason, Executive agrees not to, either directly or indirectly, solicit, or take away any employee or consultant of the Company or cause an employee or consultant to leave his or her employment or terminate his or her services, either for you or for any other entity or person. Additionally, you acknowledge that your right to receive the benefits set forth in Section 7 is contingent upon your complying with this Section 11 and upon any breach of this section all payments made pursuant to Section 7 of this Agreement shall immediately cease and you shall immediately return a pro-rated amount of all cash paid to you pursuant to Section 7(a), with the pro-rated amount determined by multiplying the aggregate cash payments made to you pursuant to Section 7(a) by a fraction, of which the denominator is eighteen (18) and the numerator is the number (not to be less than zero) equal to eighteen (18) minus the number of months from the date of termination to the date of the breach as determined in good faith by the Board.
In no event shall Executive be required to make a payment back to the Company under both subsection (a) above of amounts received under subsections (a) and (c) of section 7. The Company’s election to require a return of payment under (a) above shall preclude it from seeking payment under the other, but shall not prevent it from otherwise seeking to enforce the covenants contained by Executive in such subsections.
(b) Understanding of Covenant. Executive represents that Executive (i) is familiar with the foregoing covenant not to solicit, and (ii) is fully aware of Executive’s obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of this covenant.
(d) Release of Claims. Executive agrees and acknowledges that Executive’s right to receive the severance payments pursuant to Section
7(a) (to the extent Executive is otherwise entitled to such payments) is conditioned upon Executive executing a release of claims in favor of the Company and its officers and directors. If Executive does not sign, or signs but then timely revokes his acceptance (as determined by reference to the U.S. Age Discrimination in Employment Act, as amended), of a standard release of claims with the Company, then Executive shall immediately return all sums paid to him and all property received by him pursuant to subsection 7(a).
12. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.
13. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:
Natus Medical Incorporated
6701 Koll Center Parkway, Suite 120
Pleasanton, CA 94566
Attn: Chairman of the Board
If to Executive:
at the last residential address known by the Company.
14. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.
15. Arbitration.
(a) General. In consideration of Executive’s service to the Company, its promise to arbitrate all employment related disputes and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.
(b) Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator shall issue a written decision on the merits. Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive shall pay the first $200.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence.
(c) Remedy. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law that the Company has not adopted.

(d) Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.
(e) Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.
(f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.
(g) Expenses of Enforcement. In the event of a dispute relating to this Agreement arising during the term of Executive’s employment with the Company or within three (3) years following the termination of this Agreement, the Company will reimburse Executive’s fees and expenses as incurred quarterly, including reasonable attorneys’ fees and expenses, in connection with such dispute, provided that (i) Executive provides the Company with written documentation substantiating the amount of such fees and expenses, and (ii) Executive prevails on at least one material issue in such dispute or an arbitrator does not determine that Executive’s legal positions were frivolous or without legal foundation. The Company will make such reimbursement payments quarterly based on the written substantiation documentation submitted by Executive to the Company during the prior quarter; in no event will any reimbursement be made later than the end of the calendar year next following the calendar year in which the expense was incurred by Executive; Executive must provide such written substantiation in time for the Company to make such reimbursement by such deadline. In the event Executive does not so prevail or in the event of a determination by the arbitrator that Executive’s legal positions were frivolous or without legal foundation (in either case, a “Resolution”), Executive will repay to the Company any amounts previously reimbursed by it and Executive will reimburse the Company for its fees and expenses, including reasonable attorneys’ fees, incurred in connection with the dispute, both within a reasonable period of time not to exceed sixty (60) days following the date of the Resolution. The amount of expenses eligible for reimbursement under this Section 15(g) during a calendar year will not affect the amount of expenses eligible for reimbursement under this Section 15(g) in another calendar year, and the right to such reimbursement is not subject to liquidation or exchange for another benefit from the Company.
16. Integration. This Agreement, together with any agreement that the Company has entered into with Executive for the award of stock options, restricted stock, PSUs or any other equity awards (collectively, “Equity Award Agreements”), including any equity plans maintained by the Company pursuant to which any such awards have been made, and the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless it is in writing and specifically mentions this Section 16 and it is signed by duly authorized representatives of the parties hereto. To the extent that the provisions of Section 7 of this Agreement provide for vesting of equity awards under any Equity Award Agreement that differs from the terms of such Equity Award Agreement, Section 7 of this Agreement shall control.
17. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, shall not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.
18. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
19. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
20. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).
21. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

22. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the day and year first above written.
COMPANY: NATUS MEDICAL INCORPORATED

By:	/s/Ken Ludlum
Ken Ludlum
Title:	Chairman, Compensation Committee

EXECUTIVE:

/s/ Jonathan A. Kennedy
Jonathan A. Kennedy

APPENDIX A

PSU Terms:

•	2.5 year vesting/measurement period beginning July 11, 2018 and ending December 31, 2020

•	Payout based on Natus TSR relative to the 17 member peer group identified by Towers Watson over the measurement period

•	Target payout is 22,695 shares; actual payout ranges from 0-200% of target

•	The number of shares subject to the PSU is determined based on the closing price as of July 10, 2018

•
The calculation of TSR is based on the 20 business day closing stock price averages ending July 11, 2018 for Natus and its peers for the starting metric and the 20 business day average ending December 31, 2020 (plus any dividends distributed during such period) for the ending metric

•	Payout percentages:

o	Natus TSR < 35th percentile – no payout

o	Natus TSR between 35th and 59th percentile – 50%-99% payout

o	Natus TSR between 60th and 89th percentile – 100%-200% payout; if Natus TSR is negative over the measurement period, payout percentage is capped at 100%
Natus TSR > 90th percentile – 200%; if Natus TSR is negative over the measurement period, payout percentage is capped at 100%